EXHIBIT 99

CONTACT:

Karen A. Warren (Investor Relations)

401-727-5401

Wayne S. Charness (News Media)           401-727-5983

FOR IMMEDIATE RELEASE

Hasbro Chairman Alan G. Hassenfeld to Retire

Will retain Chairman title as a non-employee director

Pawtucket, RI – August 30, 2005 – Hasbro, Inc. today announced that its Chairman, Alan G. Hassenfeld, 56, will retire after 35 years at the Company, but will remain as the non-employee Chairman of the Board. This transition will take effect January 1st, 2006.

“Alan Hassenfeld epitomizes everything that is right about Hasbro”, said Alfred J. Verrecchia, Hasbro’s CEO and President, “He has given this company 35 incredible years and we are thrilled that he will take on the new role as the non-employee Chairman and remain an active member of our Board of Directors.“

As a non-employee Chairman of the Board, Hassenfeld will have more time to provide leadership to the Board on the many increased responsibilities they oversee including Governance and Corporate Social Responsibility. He will also continue to be involved in the Company’s philanthropic endeavors and serve as an ombudsman for the Company on global industry issues.

Alan Hassenfeld joined Hasbro in 1970 as a special assistant to the President following his graduation from the University of Pennsylvania. He worked his way up the ranks of the business that his grandfather started in 1923, including stints in marketing and sales. He was one of the key architects of Hasbro’s international operations and spent extensive time traveling overseas.  He was named President of the Company in 1984 and became Chairman and Chief Executive Officer in 1989. He stepped down as CEO in 2003, giving the day to day responsibilities of running the Company to Al Verrecchia.

“This new arrangement will give me the increased freedom to aggressively advocate for --- and on behalf of --- the children of the world,” said Hassenfeld, “while continuing as Chairman to provide leadership on a myriad of issues that are important to the Board, including governance, corporate social responsibility and the Company's philanthropic efforts.”

Hasbro (NYSE:HAS) is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.  Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.  ©2005 Hasbro, Inc.  All Rights Reserved.

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